Exhibit 16.1

May 1, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Bitmine Immersion Technologies, Inc.
File No. 001-42675

To Whom it May Concern:

We have read and carefully reviewed the statements made by Bitmine Immersion Technologies, Inc. (the “Company”) under Item 4.01 of its Current Report on Form 8-K dated May 1, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Bush & Associates CPA LLC
Henderson, Nevada